AMENDED DESIGNATIONS, PREFERENCES AND RIGHTS OF
                    THE SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                                  TECHALT, INC.

                  TechAlt, Inc. (the "COMPANY"), a corporation organized and existing under the Nevada Revised Statutes (the "NRS"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Restated Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the NRS, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $.001 per share, and
(ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Four Million Eight Hundred Twenty Thousand (4,820,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

                  RESOLVED, that the Company is authorized to issue Four Million Eight Hundred Twenty Thousand (4,820,000) shares of Series A Convertible Preferred Stock (the "PREFERRED SHARES"), par value $.001 per share, which shall have the following powers, designations, preferences and other special rights:

         (1) (I) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                  (a) "ADDITIONAL AMOUNT" means, on a per Preferred Share basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the product of (x) the result of the following formula: (0.05) (N/365) and (y) $1.00.

                  (b) "APPROVED STOCK PLAN" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to employees, officers or directors for services provided to the Company.

                  (c) "BLOOMBERG" means Bloomberg Financial Markets.

                  (d) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                  (e) "CALENDAR QUARTER" means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

                  (f) "CLOSING BID PRICE" and "CLOSING SALE PRICE" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(c)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                  (g) "CONVERSION PRICE" means $0.50, subject to adjustment as provided herein.

                  (h) "CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

                  (i) "DIVIDEND CALCULATION PRICE" means, with respect to any Dividend Date, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Prices of the Common Stock on each of the five (5) consecutive trading days immediately preceding the second trading day immediately preceding such Dividend Date, as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such five (5) trading day period.

                  (j) "EBITDA" means, for the most recent calendar quarter, the net income (or net loss) of the Company and its consolidated subsidiaries, determined in accordance with United States generally accepted accounting principles, consistently applied, plus (i) any provision for (or less any benefit from) income taxes, (ii) any deduction for interest expense, net of interest income, and (iii) depreciation and amortization expense. All determinations of the components of EBITDA shall be derived from the Company's then most recently filed Annual Report on Form 10-K or 10-KSB, as applicable, or Quarterly Report on Form 10-Q or 10QSB, as applicable.

                  (k) "EQUITY CONDITIONS" means: (i) on each day during the period beginning six (6) months prior to the applicable date of determination and ending on and including the applicable date of determination (the "EQUITY CONDITIONS MEASURING PERIOD"), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares or as Dividend Shares shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws;
         (ii) the Company shall have no knowledge of any fact that would cause
         (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares or as Dividend Shares not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (iii) on each day during the Equity Conditions Measuring Period, the shares of Common Stock are designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iv) during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares and Warrant Shares (as defined in the Securities Purchase Agreement) and other shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants to the holders on a timely basis; (v) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 4 hereof and any other rules or regulations of the Principal Market; (vi) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated; and (vii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document (as defined in the Securities Purchase Agreement).

                  (l) "ELIGIBLE MARKET" means the Principal Market, The New York Stock Exchange, Inc., the Nasdaq National Market or The Nasdaq SmallCap Market.

                  (m) "EXCLUDED SECURITIES" means shares of Common Stock issued or deemed to be issued in accordance with Section 2(e) hereof by the
         Company: (i) pursuant to an Approved Stock Plan; (ii) upon issuance of the Preferred Shares or upon conversion of the Preferred Shares or as Dividend Shares; (iii) upon exercise of the Warrants; and (iv) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Issuance Date, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Issuance Date.

                  (n) "FUNDAMENTAL TRANSACTION" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

                  (o) "ISSUANCE DATE" means the first date on which Preferred Shares are issued pursuant to the Securities Purchase Agreement.

                  (p) "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the date of determination for such Preferred Share for which such determination is being made.

                  (q) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  (r) "PARENT ENTITY" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

                  (s) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (t) "PRINCIPAL MARKET" means the principal exchange or market on which the Common Stock is listed and trades, which initially is the OTC Bulletin Board.

                  (u) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement by and among the Company and the initial holders of the Preferred Shares relating to the filing of a Registration Statement (as defined in such agreement) covering the resale of the shares of Common Stock issuable upon conversion of and as Dividend Shares on the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

                  (v) "REQUIRED HOLDERS" means the holders of the Preferred Shares representing at least a majority of the shares of Common Stock underlying the Preferred Shares then outstanding.

                  (w) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement by and among the Company and the initial holders of the Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

                  (x) "STATED VALUE" means $1.00.

                  (y) "SUCCESSOR ENTITY" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

                  (z) "WARRANTS" means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

                  (aa) "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(c)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                  (II) Dividends. The holders of the Preferred Shares shall be entitled to receive dividends ("DIVIDENDS") at a rate of 5.0% per annum (the "DIVIDEND RATE"), which shall be cumulative, accumulate daily from the Issuance Date and be due and payable beginning on October 1, 2004 (the "FIRST DIVIDEND DATE") and on the first day of each Calendar Quarter after the First Dividend Date (each, including the First Dividend Date, a "DIVIDEND DATE"). If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable in cash, or, at the option of the Company, in shares of Common Stock ("DIVIDEND SHARES"), provided that the Dividends which accumulated during any period shall be payable as Dividend Shares only if the Company provides written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the Dividend Date (the "DIVIDEND NOTICE DATE"). Dividends to be paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (a) the Additional Amount divided by (b) the Dividend Calculation Price. If any Dividend Shares are to be paid on a Dividend Date, then the Company shall (X) provided that the Company's transfer agent (the "TRANSFER AGENT") is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of such holder, credit such aggregate number of Dividend Shares to which such holder shall be entitled to such holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) issue and deliver on the applicable Dividend Date, to each holder of Preferred Shares at such address as specified by such holder in writing to the Company at least two Business Days prior to the applicable Dividend Date, a certificate, registered in the name of such holder or its designee, for the number of Dividend Shares to which such holder shall be entitled. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if the Equity Conditions are not satisfied (or waived by the Holder) from and including the Dividend Notice Date through and including the applicable Dividend Date. Any accumulated and unpaid cash Dividend Payments which are not paid within five (5) Business Days of such accumulated and unpaid Dividends' Dividend Date shall bear interest at the rate of 15.0% per annum from such Dividend Date until the same is paid in full (the "DEFAULT INTEREST"). Notwithstanding any other provision in this Certificate of Designations to the contrary, no Dividends shall be required to be paid by the Company subsequent to the first fiscal quarter in which the Company has EBITDA of One Million Dollars ($1,000,000) or more.

            (2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's Common Stock, par value $.001 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 2.

                  (a) Holder's Conversion Right. Subject to the provisions of
         Section 4, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(c) at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

                  (b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2 shall be determined according to the following formula (the "CONVERSION RATE"):

                                  Stated Value
                                Conversion Price

                  (c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                          (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and the Transfer Agent and (B) if required by Section 2(c)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

                          (ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "SHARE DELIVERY DATE"), (I) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer program, the Company shall cause the Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system or (II) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(c)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                          (iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile (the "DISPUTE NOTICE") within one (1) Business Day of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such Dispute Notice, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                          (iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                          (v)    Company's Failure to Timely Convert.

                                 (A) Cash Damages. Subject to Section 4, if the Company shall fail for any reason or for no reason to issue within five Business Days of the Conversion Date, a certificate for the number of shares of Common Stock to which the holder is entitled or to credit the holder's balance account with DTC for such number of shares of Common Stock to which the holder is entitled upon the holder's conversion of the Preferred Shares, the Company shall pay as damages in cash to such holder on each day after such fifth Business Day that the issuance of such Common Stock is not timely effected an amount equal to 1.0% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis and to which the holder is entitled and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding the last possible date which the Company could have issued such Common Stock to the holder without violating Section 2(c). In addition to any other rights available to a holder and the foregoing provisions, if the Company fails to deliver or cause to be delivered to the holder a certificate for the number of shares of Common Stock to which the holder is entitled or to credit the holder's balance account with DTC for such number of shares of Common Stock to which the holder is entitled upon the holder's conversion of the Preferred Shares by the Business Day after the date on which delivery of such certificate is required hereby, and if on or after such Business Day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares that the holder anticipated receiving from the Company (a "BUY-IN"), then the Company shall, within three Business Days after the holder's request and in the holder's discretion, either (i) pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company's obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such shares of Common Stock (the "BUY-IN SHARES") and pay cash to the holder in an amount equal to the product of (A) the number of Buy-In Shares, times (B) the excess (if any) of the Closing Sale Price on the date of the Buy-In over the Closing Sale Price on the date of delivery of the Buy-In Shares.

                                 (B) Void Conversion Notice. If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise.

                          (vi) Pro Rata Conversion. Subject to Section 4(b), in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                          (vii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

                  ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(c)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(c)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

                  (d) Taxes. The Company shall pay any and all documentary, stamp, transfer and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                  (e) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this
         Section 2(e).

                          (i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date and while any Preferred Shares are outstanding, the Company issues or sells, or in accordance with this Section 2(e) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the "NEW SECURITIES ISSUANCE PRICE") less than a price equal to the Conversion Price in effect immediately prior to such time (the "APPLICABLE PRICE") (the foregoing, a "DILUTIVE ISSUANCE"), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 2(e)(i), the following shall be applicable:

                                 (A) Issuance of Options. If the Company in any manner grants or sells any Options (not including Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(e)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

                                 (B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (not including Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(e)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(e)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                                 (C)  Change in Option Price or Rate of
         Conversion. If the purchase or exercise price provided for in any Options (not including Excluded Securities), the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities (not including Excluded Securities), or the rate at which any Convertible Securities (not including Excluded Securities) are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                                 (D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least a majority of the Preferred Shares then outstanding. If the Required Holders and the Company are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within fifteen Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

                                 (E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                          (ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                          (iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(e) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(e).

                          (iv)   Notices.

                                 (A)  Immediately upon any adjustment of the
         Conversion Price pursuant to this Section 2(e), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                                 (B)  The Company will give written notice to
         each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock,
         (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                                 (C) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Fundamental Transaction, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

            (3)   Other Rights of Holders.

                  (a) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 3(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares and this Certificate of Designations, including, without limitation, having a conversion price equal to the Conversion Price hereunder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the holders of Preferred Shares confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company's Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the holder of Preferred Shares would have been entitled to receive upon the happening of such Fundamental Transaction had the Preferred Shares been converted immediately prior to such Fundamental Transaction. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

                  (b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

            (4) Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 4(a), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or 10-QSB, as applicable, Form 10-K or 10-KSB, as applicable, or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of the Warrants by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

            (5)   Company's Right of Mandatory Conversion.

                  (a) Mandatory Conversion. If at any time from and after the Issuance Date, (i) EBITDA equals or exceeds $1,000,000 (the "EBITDA REQUIREMENT") and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Required Holders from and including the Mandatory Conversion Notice Date through and including the Mandatory Conversion Date (each, as defined below), the Company shall have the right to require each holder of the Preferred Shares to convert all or any portion of the Preferred Shares then outstanding as designated in the Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms hereof at the Conversion Rate as of the Mandatory Conversion Date (a "MANDATORY CONVERSION"). The Company may exercise its right to require conversion under this Section 5(a) by delivering within not more than two Trading Days following the satisfaction of the EBITDA Requirement a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Preferred Shares and the Transfer Agent (the "MANDATORY CONVERSION NOTICE" and the date all of the holders received such notice is referred to as the "MANDATORY CONVERSION NOTICE DATE"). The Company may deliver one Mandatory Conversion Notice hereunder and the Mandatory Conversion Notice shall be irrevocable.

                  (b) Pro Rata Conversion Requirement. If the Company elects to cause a conversion of all or any portion of the outstanding Preferred Shares pursuant to Section 5(a), then it must simultaneously take the same action with respect to all Preferred Shares. If the Company elects to cause the conversion of Preferred Shares pursuant to
         Section 5(a) with respect to less than all of the outstanding Preferred Shares, then the Company shall require conversion of Preferred Shares from each of the holders of the Preferred Shares equal to the product of (I) the aggregate number of Preferred Shares which the Company has elected to cause to be converted pursuant to Section 5(a), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate number of Preferred Shares purchased by such holder pursuant to the Securities Purchase Agreement and the denominator of which is the sum of the aggregate number of Preferred Shares purchased by all holders pursuant to the Securities Purchase Agreement (such fraction with respect to each holder is referred to as its "ALLOCATION PERCENTAGE," and such amount with respect to each holder is referred to as its "PRO RATA CONVERSION AMOUNT"). In the event that the initial holder of any Preferred Shares shall sell or otherwise transfer any of such holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Mandatory Conversion Notice shall state (i) the Business Day selected for the Mandatory Conversion in accordance with Section 5(a), which Business Day shall be at least 20 Business Days but not more than 60 Business Days following the Mandatory Conversion Notice Date (the "MANDATORY CONVERSION DATE"), (ii) the aggregate number of Preferred Shares which the Company has elected to be subject to mandatory conversion from all of the holders of Preferred Shares pursuant to this Section 5, (iii) each holder's Pro Rata Conversion Amount and (iv) the number of shares of Common Stock to be issued to such holder as of the Mandatory Conversion Date. All Preferred Shares converted by a holder after the Mandatory Conversion Notice Date shall reduce the amount of Preferred Shares required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 2(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the applicable holder on the Mandatory Conversion Date a Conversion Notice with respect to the Preferred Shares being converted pursuant to the Mandatory Conversion.

            (6) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares, then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

            (7) Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written action of stockholders in lieu of meeting), each holder of outstanding Preferred Shares shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the Preferred Shares held by such holder are convertible (subject to the limitations of Section 4(a) above) as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, holders of Preferred Shares shall vote together with the holders of Common Stock, and with the holders of any other series of preferred stock the terms of which so provide, as a single class.

            (8) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to Two Dollars ($2.00); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

            (9) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Nevada or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

            (10) Participation. The holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

            (11) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Required Holders, shall be required for (a) any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

            (12) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form (accompanied by the posting of a standard indemnity bond if so requested by the Company) and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

            (13) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            (14) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all holders and shall not be construed against any person as the drafter hereof.

            (15) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            (16) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

            (17) Transfer of Preferred Shares. A holder of Preferred Shares may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

            (18) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

            (19) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the NRS, this Certificate of Designations or otherwise with respect to the Common Stock issuable upon conversion of the Preferred Shares or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the NRS.

                                     * * * *

                                    EXHIBIT I

                         TECHALT, INC. CONVERSION NOTICE

         Reference is made to the Amended Certificate of Designations preferences and rights of TechAlt, Inc., a Nevada corporation (the "COMPANY"), for its Series A Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $.001 per share (the "PREFERRED SHARES"), of the Company indicated below into shares of Common Stock, par value $.001 per share (the "COMMON STOCK"), of the Company, as of the date specified below.

         Date of Conversion:
                            ----------------------------------------------------

         Number of Preferred Shares to be converted:

         Stock certificate no(s). of Preferred Shares to be converted:
                                                                      ----------

         -----------------------------------------------------------------------

Please confirm the following information:

         Conversion Price:
                          ------------------------------------------------------

         Number of shares of Common Stock to be issued:

         Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

         Issue to:
                  --------------------------------------------------------------

                  --------------------------------------------------------------

         Facsimile Number:
                          ------------------------------------------------------

         Authorization:
                       ---------------------------------------------------------

         By:
            -------------------------------------------
         Title:
               ----------------------------------------

         Dated:
               ----------------------------------------

         Account Number (if electronic book entry transfer):
                                                            --------------------

         Transaction Code Number (if electronic book entry transfer):

         -----------------------------------------------------------------------

    [NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

                                 ACKNOWLEDGMENT

                  The Company hereby acknowledges this Conversion Notice and hereby directs Interwest Transfer Company, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated January __ , 2004 from the Company and acknowledged and agreed to by Interwest Transfer Company, Inc.


                                 TECHALT, INC.


                                 By:
                                    --------------------------------------------

                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------